Exhibit 10.15

SIDE LETTER

To:	Fiorano Shipholding Limited

Room 2503-05 25th Floor

Harcourt House

No. 39 Gloucester Road

Wanchai

Hong Kong

as Borrower

Euronav NV

De Gerlachekaai 20

B-2000 Antwerp

Belgium

as Guarantor

30th January 2017

Dear Sirs

We refer to the loan agreement dated 23 October 2008 (as may be amended, modified or supplemented from time to time, the “Loan Agreement”) and made between (1) Fiorano Shipholding Limited as borrower (the “Borrower”), (2) the banks and financial institutions listed therein at schedule 1 as lenders (the “Lenders”), (3) The Bank of Nova Scotia as agent (the “Agent”) and (4) The Bank of Nova Scotia acting as security trustee (the “Security Trustee”) and relating to a term loan facility of up to $76,000,000 in respect of one suezmax tanker named m.t “CAPTAIN MICHAEL”.

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Letter (unless otherwise defined herein).

We are writing to you in our capacity as Agent acting on behalf of all of the Lenders and with their consent as required under clause 27.2 of the Loan Agreement.

You have requested, and we, as Agent acting with the authority of all of the Lenders, have agreed that pursuant to clause 2.5 (Margin renegotiation) of the Loan Agreement, the definition of “Margin” in clause 1.1 of the Loan Agreement shall be amended with effect from 31 January 2017 by deleting the current definition of “Margin” and replacing it with the following new definition as follows:

““Margin” means 1.95 per cent. per annum.”

We confirm that as a consequence of the amendment to the Margin, paragraph (b) of the definition of Maturity Date applies.

This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and the provisions of clauses 30.2 to 30.6 (inclusive) of the Loan Agreement shall apply to this Letter.

All other terms and conditions of the Loan Agreement and each of the other Finance Documents shall remain unamended and in full force and effect.

This Letter shall constitute a Finance Document.

This Letter may be executed in any number of several counterparts and any single counterpart or set of counterparts signed, in either case, by all of the parties thereto shall be deemed to be an original, and all counterparts of this Letter when taken together shall constitute one and the same instrument.

Please confirm your agreement to the terms of this Letter by signing below.

Yours faithfully

/s/ Mark Lee
Mark Lee
Managing Director
for and on behalf of
The Bank of Nova Scotia
as Agent and Security Trustee

Agreed and accepted by on 30 January 2017

/s/ H. De Stoop	/s/ Egied Verbeeck
H. De Stoop, director	Egied Verbeeck, director
for and on behalf of
Fiorano Shipholding Limited

Agreed and accepted by on 30 January 2017

/s/ H. De Stoop	/s/ Egied Verbeeck
H. De Stoop, ExCo Member	Egied Verbeeck, ExCo member
for and on behalf of
Euronav NV